Form S-8
                                                            File Nos. 33-27120,
                                                            33-56649, 2-84117,
                                                            2-50058, 2-55941,
                                                            2-69914, 2-51735,
                                                            and 333-85375
                                                            Rule 424(b)

PROSPECTUS


                                NUCOR CORPORATION


                                1,328,341 shares


                                  Common Stock
                            Par Value $.40 Per Share


         The shares offered hereby are being offered by senior officers or directors of Nucor Corporation who may be deemed affiliates of Nucor. See "Selling Stockholders" herein. Such shares will be sold on any stock exchange on which Nucor's Common Stock is then listed, at prices then prevailing on such exchange, or in other transactions at negotiated prices. Nucor will receive no sales proceeds. Net proceeds to Selling Stockholders will be the proceeds received by them upon such sales less brokerage commissions, if any.

         Nucor's Common Stock is listed on the New York Stock Exchange. The closing price on that exchange on August 31, 2000 was $36.75 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE SECURITIES COMMISSION NOR HAS ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

         No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon.



                The date of this Prospectus is September 8, 2000

September 8, 2000 Prospectus                       Senior Officers and Directors

                              AVAILABLE INFORMATION

         Nucor Corporation ("Nucor") is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information (including the annual report on Form 10-K for last year and the proxy statement for this year's annual meeting of stockholders) can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission and at the New York Stock Exchange, on which the Common Stock of Nucor is listed. The public may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains the reports, proxy statements and other information that Nucor files with the Securities and Exchange Commission. The address of the Internet site is www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed with the Securities and Exchange Commission are incorporated in this Prospectus by reference:
(a) Form 10-K for the year ended December 31, 1999;
(b) Form 10-Q for the quarters ended April 1, 2000 and July 1, 2000;
(c) Definitive proxy statement for the 2000 annual meeting of stockholders;
(d) The description of Nucor's Common Stock contained in the registration statement filed under Section 12 of the Act, including any amendment or report filed to update such description.

         All reports and other documents subsequently filed by Nucor pursuant to Sections 13, 14, and 15(d) of the Act, prior to filing a post-effective Amendment which indicates that all Common Stock offered hereby has been sold (or which deregisters all Common Stock remaining unsold) shall be deemed to be incorporated by reference herein and to be made a part of this Prospectus from the date of their filing.

         Each person to whom this Prospectus is sent or given will, on written or oral request and without charge, be furnished a copy of any document incorporated herein by reference. Requests should be made to Nucor's corporate secretary at Nucor's address or telephone number appearing herein.

                               IDENTITY OF ISSUER

         Nucor was incorporated under Delaware law in 1958. Nucor's executive offices are located at 2100 Rexford Road, Charlotte, North Carolina, 28211, and its telephone number is 704/366-7000.

                              SELLING STOCKHOLDERS

         The table below sets forth as of August 31, 2000, certain information about the Selling Stockholders, all of whom are senior officers or directors of Nucor, with an address c/o Nucor, 2100 Rexford Road, Charlotte, North Carolina, 28211. The figures appearing in the column entitled "Shares Beneficially Owned" represent shares of common stock over which the indicated beneficial owner exercises voting and/or investment power, including shares that may be acquired upon the exercise of options granted by Nucor pursuant to its Key Employees Incentive Stock Option Plans. The figures appearing in the column entitled "Shares Offered Hereby" were or are to be acquired (1) upon the exercise of

September 8, 2000 Prospectus                       Senior Officers and Directors

options granted by Nucor pursuant to its Key Employees Incentive Stock Option Plans, (2) pursuant to Nucor's Senior Officers Incentive Stock Compensation Plan, (3) pursuant to Nucor's Employee Monthly Stock Investment Plan, and (4) pursuant to Nucor's Employee Stock Ownership Plan. The figures appearing in the column entitled "Shares Beneficially Owned After Offering" represent the shares that would be owned be each selling stockholder assuming all offered shares are sold.

         The Selling Stockholders may from time to time offer all or part of the foregoing shares in the manner set forth on the cover page of this Prospectus. In addition, they may from time to time offer, pursuant to this Prospectus, additional shares to be acquired pursuant to the above Plans. Nucor will pay the expenses of this Prospectus but will receive no sales proceeds.

                                                                                                           Shares
                                                         Shares                   Shares                Beneficially
                                                      Beneficially               Offered                Owned After
Names and Positions                                      Owned                    Hereby                  Offering
------------------------------------------------  ---------------------    ---------------------    ---------------------
H. David Aycock, Director                               638,637                  506,337                  132,300

James R. Beard, Vice President                            9,770                    9,445                      325

A. Jay Bowcutt, Vice President                           37,500                   37,500                        0

Peter C. Browning, Director and Chairman                    560                        0                      560

James E. Campbell, Vice President                        47,162                   46,162                    1,000

David L. Chase, Vice President                            6,969                    6,869                      100

James M. Coblin, Vice President                          12,120                   12,120                        0

James R. Darsey, Vice President                          27,954                   27,954                        0

Jerry V. DeMars, Vice President                          32,192                   32,192                        0

Daniel R. DiMicco, Director, President and
   Chief Executive Officer                               36,486                   36,486                        0

John J. Ferriola, Vice President                         18,748                   18,748                        0

Harvey B. Gantt, Director                                   700                        0                      700

Ladd R. Hall, Vice President                             27,353                   27,353                        0

Victoria F. Haynes, Director                                200                        0                      200

James D. Hlavacek, Director                               1,700                        0                    1,700

Donald N. Holloway, Vice President                      171,586                  171,586                        0

Terry S. Lisenby, Chief Financial Officer,
   Treasurer and Executive Vice President                30,980                   30,980                        0

Hamilton Lott, Jr., Executive Vice President             42,256                   42,256                        0

Harry R. Lowe, Vice President                            37,446                   30,418                    7,028

D. Michael Parrish, Executive Vice President             45,783                   45,783                        0

James W. Ronner, Vice President                          29,778                   29,778                        0

Joseph A. Rutkowski, Executive Vice President            35,392                   35,392                        0

Samuel Siegel, Director, Vice Chairman                  212,195                  171,757                   40,438

R. Joseph Stratman, Vice President                        9,225                    9,225                        0

September 8, 2000 Prospectus                       Senior Officers and Directors

                              PLAN OF DISTRIBUTION

         The shares of common stock being offered are owned or may be acquired by the selling stockholders pursuant to Nucor's Key Employees Incentive Stock Option Plans, Senior Officers Incentive Stock Compensation Plan, Employee Monthly Stock Investment Plan and Employee Stock Ownership Plan. Selling stockholders, as used in this prospectus, include donees, pledgees, transferees or other successors in interest who may receive shares from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

o in ordinary broker's transactions on the New York Stock Exchange or any national securities exchange on which our common stock may be listed at the time of sale;
o        in the over-the-counter market;
o        in private transactions other than in the over-the-counter market;
o        by pledge to secure debts and other obligations;
o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or
o        in a combination of any of the above transactions.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. Stockholders must meet the criteria and conform to the requirements of that rule. The selling stockholders and the broker-dealers to or through whom sale of the shares may be made could be deemed to be underwriters within the meaning of the Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public.

         The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by any of the selling stockholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, a prospectus supplement will be filed with the SEC. This supplement will include the following information:

o        the name of the participating broker-dealer(s) or underwriters;
o        the number of shares involved;
o the price or prices at which the shares were sold by the selling stockholders;
o the commissions paid or discounts or concessions allowed by the selling stockholders to the broker-dealers or underwriters; and
o        other material information.

September 8, 2000 Prospectus                       Senior Officers and Directors

         We have advised the selling stockholders that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling stockholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling stockholders or other party selling the shares.